Exhibit 10.30(a)

AMENDMENT OF THE

CASEY’S GENERAL STORES, INC. NON-QUALIFIED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, the Company has adopted and is the sponsor of the Casey’s General Stores, Inc. Non-Qualified Supplemental Executive Retirement Plan (the “Plan”) created under the terms of an agreement dated October 24, 1997;

WHEREAS, pursuant to Section 6.1 of the Plan, the Company may amend the Plan with the consent of the Participants, namely, Donald F. Lamberti, Ronald M. Lamb and John G. Harmon, all of whom have expressed their consent to amend the Plan to reflect the following resolutions;

NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended as follows:

1.	by amending subparagraph b. of the definition of “Retirement Date” to read as follows:

b. the first day of the month immediately following the month during which the Participant shall retire in accordance with his employment agreement with the Company as in effect from time to time.

2.	by amending subparagraph d. of Section 4.01 to read as follows:

d. The amount of the annual retirement benefit payable under this section for Harmon (or for his spouse, as the case may be) shall be the sum equal to one-fourth ( 1/4) of the amount of $285,000, plus an additional amount equal to 5 percent of the amount of $285,000 for each additional full year of his employment by the Company during the term commencing on the first day of the calendar year during which he shall attain age 56 and ending on the last day of the Plan Year during which he shall attain age 60.

3.	by amending Article V, paragraph d. of the Plan to read as follows:

d. In the case of Harmon, an amount equal to one-half ( 1/2) of the amount of $285,000 multiplied times the greater of (i) a number equal to the number of years of his Life Expectancy (as defined in the Plan) if he shall have then attained age 55 (or, if he shall not have then attained age 55, the number of years of his Life Expectancy assuming he shall have then attained age 55) or (ii) twenty (20).

4.	by adding the following new section 6.08:

Section 6.08. Application of Code Section 409A. If payment to a Participant of any amount that is “deferred compensation” subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time otherwise payable under this Plan would subject such payment to additional tax under Code section 409A(a)(1)(B), and if the payment of such amount at a later date would avoid any such additional tax, then the payment of such amount shall be deferred until the later of (i) the date of payment specified in this Plan, or (ii) the earliest date on which such payment can be paid without incurring any such additional tax. If this provision requires a deferral of any payment beyond the date specified in the foregoing provisions of this Plan, such payment shall be accumulated and paid in a single lump sum on the subsequent date on which such payment can be paid without incurring such additional tax.

BE IT FURTHER RESOLVED that the provisions of the Plan not amended by the foregoing resolutions, which are incorporated herein by this reference, are hereby in all respects authorized, approved and confirmed.

Approved: July 12, 2006

CASEY’S GENERAL STORES, INC.

By:	/s/ Robert J. Myers
Robert J. Myers, Chief Executive Officer